Exhibit 99.1

Sally Beauty Holdings, Inc. Announces the Retirement of Martha J. Miller from its Board of Directors and the Appointment of Susan R. Mulder to the Board of Directors

DENTON, Texas—(BUSINESS WIRE)—Nov. 3, 2014— Sally Beauty Holdings, Inc. (NYSE: SBH) today announced the retirement of Martha J. Miller from the Board of Directors (the “Board”) of Sally Beauty Holdings, Inc., effective November 3, 2014.  Ms. Miller has served on the Board since SBH became an independent public company in 2006.

“The Board sincerely thanks Martha for her contributions during her tenure with the company,” stated Gary Winterhalter, Chairman and CEO.  “She played an important role in our launch as a separate public company and has provided eight years of professional insight to the Board and management team. We wish her well in her future endeavors.”

The Board also announced the appointment of Susan R. Mulder to fill the vacancy resulting from Ms. Miller’s retirement.  Ms. Mulder, age 43, is the Chief Executive Officer of Nic & Zoe Co., a privately-held woman’s apparel company.  Prior to joining Nic & Zoe Co., Ms. Mulder was a Senior Partner with McKinsey & Company where she spent 15 years working with retail and consumers clients.

“We are pleased to welcome Susan to the Board,” stated Gary Winterhalter, Chairman and CEO.  “She brings a wealth of experience in the consumer goods and global retailing industries which will be a terrific addition to our Board.  I look forward to Susan’s contributions.”

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of $3.6 billion annually.  Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through 4,700 stores, including approximately 200 franchised units, throughout the United States, the United Kingdom, Belgium, Chile, Peru, France, the Netherlands, Canada, Puerto Rico, Mexico, Ireland, Spain and Germany.  Sally Beauty Supply stores offers up to 10,000 products for hair, skin, and nails through professional lines such as Clairol, L’Oreal, Wella and Conair, as well as an extensive selection of proprietary merchandise. Beauty Systems Group stores, branded as CosmoProf or Armstrong McCall stores, along with its outside sales consultants, sell up to 10,000 professionally branded products including Paul Mitchell, Wella, Sebastian, Goldwell, Joico, and Aquage which are targeted exclusively for professional and salon use and resale to their customers.  For more information about Sally Beauty Holdings, Inc., please visit sallybeautyholdings.com.

CONTACT: Sally Beauty Holdings, Inc. Investor Relations

Karen Fugate, 940-297-3877